Exhibit 10.2

Consulting Agreement and Release

This Agreement is entered into on October 21, 2004 by and between Netopia, Inc., a Delaware corporation, with its principal place of business at 6001 Shellmound Street, 4th Floor, Emeryville, CA 94608, and William D. Baker.

1.	The parties agree that effective October 29, 2004, Baker will resign as Netopia’s Senior Vice President, Finance and Administration, and Chief Financial Officer. Baker will receive full salary and continued benefits through the pay period ending October 31, 2004. Effective November 1, 2004, Baker will be eligible to continue medical coverage pursuant to COBRA.

2.	Effective November 1, 2004 and continuing for a six month period ending April 30, 2005, Baker agrees to serve as a consultant to Netopia. As a consultant, Baker will provide such assistance as is requested by Netopia’s President and CEO and Interim Senior Vice President and Chief Financial Officer with respect to Netopia’s financial reporting. Baker will make himself reasonably available to provide such assistance, although it is agreed that there is no specified minimum commitment of hours or days. In addition, Baker agrees that it is his present intention to cooperate fully with the currently pending informal investigation by the Securities and Exchange Commission to determine whether the federal securities law have been violated.

3.	In consideration of the consulting services described in this Agreement, Netopia agrees to pay Baker a monthly consulting fee in the amount of $17,125. Netopia agrees to pay such fee equally on the 15th and on the last day of each month commencing on November 15, 2004 and ending on April 30, 2005. Baker will not be eligible for any other payments of any kind in connection with or relating to this Agreement. If Baker breaches any provision of this Agreement, he understands that no additional consulting fees will be paid.

4.	Netopia will reimburse Baker for all approved business expenses incurred as an employee before October 29, 2004. Baker agrees that he will not incur any reimbursable expenses in connection with his consulting services without Netopia’s prior written consent.

5.	If additional consulting services or time required related to Netopia after April 30, 2005, Baker will be compensated at a daily rate of $1,000 and will be reimbursed for all expenses related to any such request by Netopia or required in service to Netopia.

6.	Notwithstanding the terms of the option agreements evidencing Baker’s outstanding stock options, each of Baker’s stock options will cease to vest on October 29, 2004, and he will have a period of three (3) months after October 29, 2004 during which Baker may exercise any vested options pursuant to the existing terms of the stock option plans under which the options were granted.

7.	Baker agrees to return to Netopia not later than October 29, 2004, all property belonging to Netopia, including any computer equipment or written materials which contain confidential or proprietary information.

8.	In exchange for and in consideration of the benefits offered by Netopia as provided in this Agreement, and intending to be legally bound, Baker, on behalf of himself and his successors and assigns, releases and absolutely discharges Netopia and its shareholders, directors, officers, employees, agents, attorneys, legal successors and assigns of and from any and all claims, actions and causes of action, whether now known or unknown, that Baker have now has, or at any other time had, or shall or may have against those released parties based on or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time to and including the date hereof, including but not limited to, any claims of wrongful termination, breach of express or implied contract, fraud or national original, race, age, sex, disability, sexual orientation or other discrimination or harassment under the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the California Fair Employment and Housing Act, or any other applicable law, whether based in contract, tort, or otherwise. Baker also waives and releases and promises never to assert any such claims, even if Baker does not know or believe that he has such claims. Baker therefore acknowledges that he has read and waived his rights under Section 1542 of the California Civil Code, which provides:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

Baker acknowledges that this is a release, that Netopia does not admit any wrongdoing or liability to Baker and that Netopia expressly denies any wrongdoing or liability. Baker hereby waives any right or benefit that he may have under Section 1542 or any similar or related statute to the fullest extent that he may lawfully waive such rights, and therefore affirms that he is releasing all known and unknown claims that he has or may have against the parties listed above.

9.	The following is required by the Older Workers Benefit Protection Act:

Baker has the opportunity to consider and review this Agreement for a period of twenty-one (21) days. If Baker accepts Netopia’s offer by executing this Agreement, Baker shall have a period of seven (7) days from the date immediately following the date of the execution of this Agreement in which Baker may revoke this Agreement at his sole election. If Baker does not exercise his rights to revoke this Agreement, this Agreement shall become effective on the date immediately following the seven-day revocation period described above.

10.	The Indemnification Agreement between Baker and the Company dated as of July 20, 2001 shall continue in full force and effect in accordance with its terms. Except as expressly provided in this Agreement, this Agreement renders null and void all prior agreements between Baker and the Company and constitutes the entire agreement between Baker and the Company regarding the subject matter of this Agreement. This Agreement may be modified only in a written document signed by Baker and a duly authorized officer of the Company. Baker acknowledges that when he is in receipt of all payments as provided in this Agreement, Netopia shall have no obligation to make any additional payments to Baker of any kind or nature whatsoever. Baker further acknowledges by signing below that he has carefully read, thoroughly reviewed and fully understands this Agreement and that he has voluntarily entered into it.

11.	Baker specifically agrees to keep confidential all proprietary and other non-public information belonging or relating to Netopia-related matters and not to discuss such matters with any person or company he previously has been in contact with for Netopia business purposes. Baker further agrees not to discuss any confidential information regarding Netopia and its current and prospective customers with any person or company,

12.	This Agreement has no effect on the Employee Confidential Information and Inventions Agreement that Baker signed on July 20, 2001 prior to beginning employment with Netopia, which remains in full force and effect in accordance with its terms.

In witness whereof, each of the parties has executed this Agreement, in the case of Netopia by its President and Chief Executive Officer, as of the date set forth below.

NETOPIA, INC.		WILLIAM D. BAKER

By:	/s/ Alan B. Lefkof	/s/ William D. Baker
	Alan B. Lefkof	William D. Baker
President and Chief Executive Officer

Date: October 21, 2004		Date: October 21, 2004